Exhibit 99.1

Surgery Partners, Inc. Appoints Teresa DeLuca, M.D. to the Board of Directors

NASHVILLE, Tennessee, September 30, 2016 - Surgery Partners, Inc. (NASDAQ: SGRY) (the “Company”), today announced the appointment of Teresa DeLuca, M.D. to its Board of Directors effective September 30, 2016. In addition to serving on the Board of Directors, Dr. DeLuca will serve on the Company’s Audit Committee.
"I am pleased to have Teresa DeLuca join the board of Surgery Partners," said CEO Mike Doyle. "Dr. DeLuca will add the viewpoint of a successful practicing physician, as well as extensive experience in acquisitions and management as an executive of several publicly traded companies.”
Dr. DeLuca is an Assistant Clinical professor of psychiatry at the Icahn School of Medicine at Mount Sinai in New York City and serves on the editorial board of the American Health & Drug Benefit Journal. She was previously the Chief Medical Officer of Magellan Pharmacy Solutions at Magellan Health, SVP of Pharmacy Health Solutions at Humana, VP of Clinical Sales Solutions & National Medical Director at Walgreen Co., and VP of Personalized Medicine as well as VP of Medical Policy & Clinical Quality at Medco. Prior to taking on these executive leadership roles, Dr. DeLuca was a Senior Director of Global Product Development Services at PRA International and a Senior Medical Scientist at GlaxoSmithKline.
Dr. DeLuca received her M.B.A. from Drexel University and her residency (M.D.) from Jefferson Medical College of Thomas Jefferson University.
About Surgery Partners, Inc.
Headquartered in Nashville, Tennessee, Surgery Partners, Inc. is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 150 locations in 29 states as of September 1, 2016, including ambulatory surgical facilities, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

CONTACT:

Teresa Sparks, CFO
Surgery Partners, Inc.
(615) 234-8940
IR@surgerypartners.com